Celsius Holdings Reports Third Quarter 2026 Financial Results

Scalable, multi-brand Modern Energy platform delivers record third quarter revenue of $847 million

Portfolio scale, distinct brand roles and international momentum support long-term growth

Celsius Holdings’ Portfolio contributed approximately 28% of the zero-sugar U.S. energy category’s $773 million growth in the third quarter of 20261

BOCA RATON, Fla., Nov. 5, 2026 — Celsius Holdings, Inc. (Nasdaq: CELH) (“Celsius Holdings” or “the Company”) today reported third quarter 2026 financial results.

Summary of Third Quarter 2026 Financial Results

Summary Financials	3Q 2026	3Q 2025	Change	YTD 2026	YTD 2025	Change
(Millions except for percentages and EPS)
Revenue	$847.2	$725.1	17%	$2,447.8	$1,793.6	36%
North America[2]	$806.2	$702.0	15%	$2,344.2	$1,723.0	36%
International[3]	$41.0	$23.1	78%	$103.6	$70.6	47%
Gross Margin	46.8%	51.3%	-450 BPS	47.7%	51.6%	-390 BPS
Net Income (loss)	$127.0	$(61.0)	308%	$292.3	$83.3	251%
Net Income (loss) to Common Shareholders	$99.5	$(70.7)	241%	$221.0	$54.7	304%
Diluted EPS	$0.39	$(0.27)	244%	$0.86	$0.22	291%
Adjusted Diluted EPS*	$0.41	$0.42	(2)%	$1.19	$1.10	8%
Adjusted EBITDA*	$198.6	$205.6	(3)%	$578.3	$485.6	19%

*The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), but management believes that disclosure of Adjusted EBITDA and Adjusted Diluted EPS, which are non-GAAP financial measures that management uses to assess our performance, may provide users with additional insights into operating performance. Please see “Use of Non-GAAP Measures” and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, both of which can be found below.

John Fieldly, Chairman and CEO of Celsius Holdings, said: “We delivered record quarterly revenue in the third quarter of 2026, reflecting the strength of our scaled, multi-brand Modern Energy platform and continued execution of our total energy portfolio strategy. We continued to make progress to improve CELSIUS brand performance, while advancing operational execution across the portfolio. With today’s brand-led leadership appointments, including welcoming Alex Zigliara to lead brand CELSIUS and appointing Rishi Daing to lead Rockstar Energy & Emerging Growth, we are further strengthening execution against our priorities: realizing the benefits of our integrated platform, improving margins through revenue growth management, supply chain and cost initiatives, and positioning each brand for sustainable growth.”
FINANCIAL AND MARKET HIGHLIGHTS FOR THE THIRD QUARTER OF 2026
Revenue increased 16.8% to $847.2 million for the three months ended September 30, 2026 compared to $725.1 million for the prior-year period. CELSIUS brand revenue decreased by approximately 6% to $356.8 million in the quarter compared to $381.0 million in the prior-year period due to SKU optimization initiatives, shipment timing related to inventory rebalancing, and softness in the club channel. Alani Nu revenue increased approximately 24% to $410.1 million in the quarter compared to $332.0 million in the prior-year period, due to increased distribution within the PepsiCo DSD system, the successful release of the limited-time Alani Nu Witch’s Brew flavors, the brand’s most successful limited-time-offering (LTO) and continued strong consumer
1 Circana Total US MULO+ w/C L13W ended 9/27/26, RTD Energy.
2 North America refers to the United States and Canada.
3 International excludes Canada, which is included within North America.

demand. Alani Nu brand growth was partially offset by a higher mix of DSD versus direct sales, which resulted in higher trade investments and billbacks that reduced reported net revenue as well as the discontinuation of certain non-ready-to-drink (RTD) products. Rockstar Energy contributed $80.3 million in revenue during the third quarter of 2026 driven by a strong performance in Canada due to the timing of orders across the second and third quarter of 2026.

CELSIUS brand international revenue increased 78% to approximately $41.0 million for the three months ended September 30, 2026, compared to $23.1 million in the prior-year period due to strong momentum across both our more established Nordic markets and our expansion markets, including Iberia, the UK, Ireland, France, Australia, New Zealand and Benelux.

Gross profit increased 6.4% to $396.3 million for the three months ended September 30, 2026, from $372.3 million in the prior period. Gross profit margin decreased to 46.8% in the quarter from 51.3% in the prior-year period due to continued inflation in commodity costs, primarily aluminum and fuel, as well as a higher mix of DSD sales. These increased costs were partially offset by ongoing efficiencies from the integration of acquired businesses into our supply chain.

Raw material COGS improved during the third quarter of 2026, excluding aluminum and fuel. The Company’s initiatives expected to drive margin expansion over the long term—including freight and freight lane optimization, raw material alignment, revenue growth-management capabilities, and mix improvement through price-pack architecture—continue to progress. Near-term benefits partially offset continued commodity price inflation, particularly in aluminum and fuel. As these initiatives continue to mature, we expect to increasingly benefit from the platform we’ve built through the successful integration of our recent acquisitions.

Selling, general and administrative expenses increased 7.3% to $220.7 million representing 26.1% of revenue for the three months ended September 30, 2026 compared to 28.4% for the prior-year period. Adjusted selling, general and administrative expenses, which excludes litigation costs and acquisition-related costs, represented 25.5% of revenue in the third quarter of 2026.4

Diluted earnings per share for the third quarter of 2026 was $0.39 compared to a loss of $(0.27) per share for the prior-year period. Non-GAAP adjusted diluted earnings per share for the third quarter of 2026 was $0.41 compared to $0.42 for the prior-year period.

The Company repurchased approximately $44.5 million of shares during the third quarter of 2026 under the Company’s $300 million share repurchase authorization, reflecting our confidence in the business and our focus on long-term shareholder value creation.

Retail Performance
Retail sales of the Celsius Holdings portfolio (CELSIUS, Alani Nu and Rockstar Energy) in U.S. tracked channels increased 14.7% for the 13-week period ended September 27, 2026.5 Celsius Holdings held an approximate 20.7% dollar share5 in the U.S. RTD energy category for the period. The Celsius Holdings portfolio remained a key driver of category growth, contributing approximately 28% of the zero-sugar U.S. energy category’s $773 million growth during the third quarter of 2026.5

CELSIUS brand held a 9.1% dollar share in the U.S. RTD energy category for the 13-week period ended September 27, 2026,5 whereas retail sales decreased 7.0% primarily due to the Company's portfolio optimization initiatives.

Alani Nu retail sales increased 57.9% year over year for the 13-week period ended September 27, 20265 driven by continued innovation, expanded distribution and continued brand adoption by new consumers. Alani Nu held a 9.8% dollar share in the U.S. RTD energy category for the period5.

Rockstar Energy retail sales decreased 13.2% year over year for the 13-week period ended September 27, 20265 due to planned portfolio SKU optimization. Rockstar Energy held a 1.8% dollar share in the U.S. RTD energy category for the period5. Celsius Holdings acquired the Rockstar Energy brand in the U.S. and Canada on August 28, 2025.

4 Please see “Use of Non-GAAP Measures”
5 Circana Total US MULO+ w/C L13W ended 9/27/26, RTD Energy

2026 YEAR-TO-DATE FINANCIAL HIGHLIGHTS

For the nine months ended September 30, 2026, revenue totaled approximately $2,447.8 million—compared to $1,793.6 million for the prior-year period, representing growth of 36.5%. The increase reflected the Alani Nu expansion into the PepsiCo DSD network in the U.S. and Canada as well as the acquisition of Rockstar Energy on August 28, 2025. Alani Nu generated a revenue increase of approximately 80% to $1,142.6 million during the nine months ended September 30, 2026, driven by strong consumer demand, increased distribution within the PepsiCo DSD network, and the continued success of the brand’s limited-time offering flavors. Rockstar Energy contributed approximately $213.5 million in revenue for the nine months ended September 30, 2026. CELSIUS brand revenue decreased approximately 5% to $1,091.7 million compared to the prior-year period, reflecting a planned moderation in innovation activity during the period in conjunction with portfolio optimization initiatives implemented in conjunction with the integration of our recent acquisitions and Alani Nu’s distribution transition, increased trade and promotional investment, shipment timing related to inventory rebalancing and softness in the club channel.

CELSIUS brand international revenue totaled $103.6 million for the nine months ended September 30, 2026, representing a 47% increase compared to the prior-year period, driven by growth in the Nordics and continued momentum in our expansion markets including Iberia, the UK, Ireland, France, Australia, New Zealand and Benelux.

For the nine months ended September 30, 2026, gross profit increased by 26.2% to $1,168.0 million from the prior-year period. Gross profit margin was 47.7% for the nine months ended September 30, 2026, compared to 51.6% for the prior-year period, reflecting higher fuel and commodity costs, higher volume mix into our DSD system as well as costs associated with integrating our acquired businesses into our supply chain.

Selling, general and administrative expenses for the nine months ended September 30, 2026, increased 22.9%, to $692.9 million from the prior-year period, representing 28.3% of revenue compared to 31.4% for the same period in 2025. Adjusted selling, general and administrative expenses, which excludes litigation costs and acquisition-related costs, represented 26.8% of revenue for the nine months ended September 30, 2026.6

Diluted earnings per share for the nine months ended September 30, 2026 was $0.86 compared to $0.22 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the nine months ended September 30, 2026 was $1.19 compared to $1.10 for the prior-year period.

For the nine months ended September 30, 2026, the Company repurchased approximately $168.8 million of shares under the Company’s $300 million share repurchase authorization, reflecting our confidence in the business and our focus on long-term shareholder value creation.

Third Quarter Earnings Webcast
Management will host a webcast today, Thursday, November 5, 2026, at 8:00 a.m. ET to discuss the Company’s third quarter 2026 financial results with the investment community. Investors are invited to join the webcast accessible from https://ir.celsiusholdingsinc.com. Downloadable files, an audio replay and transcript will be made available on the Celsius Holdings investor relations website.

New Organizational Structure and Leadership Appointments
The Company issued a separate press release today announcing its new brand-led organizational structure and the appointments of Alex Zigliara as President, CELSIUS®, and Rishi Daing as President, Rockstar® Energy & Emerging Growth. Additional details are available in the separate press release on the Company's investor relations website at https://ir.celsiusholdingsinc.com.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (Nasdaq: CELH) is a functional beverage company and the owner of energy drink brand CELSIUS, health and wellness brand Alani Nu and the Rockstar Energy brand in the U.S. and Canada. Born in fitness and pioneering the rapidly growing, functional beverage category, the Company creates and markets leading functional beverage products. For more information, please visit www.celsiusholdingsinc.com.

6 Please see “Use of Non-GAAP Measures”

Contact
Paul Wiseman
Investors: investorrelations@celsius.com
Press: press@celsius.com

Forward-Looking Statements
This press release contains statements by Celsius Holdings, Inc. (“Celsius Holdings”, “we”, “us”, “our” or the “Company”) that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our prospects, plans, business strategy and expected financial and operational results. You can identify these statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would”, ”could”, ”project”, ”plan”, “potential”, ”designed”, “seek”, “target”, variations of these terms, the negatives of such terms and similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. You should not rely on forward-looking statements because our actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: the effectiveness of our recently announced brand led organizational structure and management appointments; our commercial agreements with PepsiCo, Inc.; management’s plans and objectives for international expansion and global operations; general economic and business conditions; our business strategy for expanding our presence in our industry; our expectations of revenue; operating costs and profitability; our expectations regarding our strategy and investments; our ability to successfully integrate business that we may acquire, our ability to achieve the benefits that we expect to realize as a result of our acquisitions, the potential negative impact on our financial condition and results of operations if we fail to achieve the benefits that we expect to realize as a result of our business acquisitions, liabilities of the businesses that we acquire that are not known to us; our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”);ongoing and potential litigation matters; the impact of third parties attempting to replicate our product attributes; and those other risks and uncertainties discussed in our most recently filed Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date the statements were made. We do not undertake any obligation to update forward-looking information, except to the extent required by applicable law.

CELSIUS HOLDINGS, INC. - FINANCIAL TABLES
Consolidated Balance Sheets
(In thousands, except per share amounts)

(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$700,617	$398,866
Restricted cash	—	141,121
Accounts receivable-net[1]	666,636	755,499
Inventories-net	371,814	337,698
Prepaid expenses and other current assets[2]	98,983	128,806
Deferred other costs-current[3]	49,520	49,164
Total current assets	1,887,570	1,811,154

Property, plant and equipment-net	124,363	87,910
Deferred tax assets	66,458	96,013
Other long-term assets	46,034	43,434
Deferred other costs-non-current[3]	734,543	771,635
Brands-net	1,280,181	1,280,311
Customer relationships-net	93,626	111,604
Goodwill	919,610	917,560
Total Assets	$5,152,385	$5,119,621

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable[4]	$194,381	$137,930
Accrued expenses[5]	161,996	230,721
Income taxes payable	12,570	49,612
Accrued distributor termination fees	2,083	264,088
Accrued promotional allowance[6]	479,164	307,922
Contingent consideration	—	25,000
Deferred revenue - current[7]	33,825	26,988
Other current liabilities	74,999	36,465
Total current liabilities	959,018	1,078,726

Long-term debt	667,755	669,926
Deferred revenue-non-current[3]	456,166	401,155
Other long term liabilities	34,103	28,372
Total Liabilities	2,117,042	2,178,179

Commitment and contingencies

Mezzanine Equity:
Series A convertible preferred stock, $0.001 par value, 1,467 shares issued and outstanding as of both September 30, 2026 and December 31, 2025	852,355	852,355
Series B convertible preferred stock, $0.001 par value, 390 shares issued and outstanding as of both September 30, 2026 and December 31, 2025	907,620	907,620
Stockholders’ Equity:
Common stock, $0.001 par value; 400,000 shares authorized, 258,728 shares issued and 251,725 shares outstanding as of September 30, 2026; and 258,108 shares issued and 256,906 shares outstanding as of December 31, 2025, respectively.	101	101
Treasury stock, at cost, 7,003 shares and 1,202 shares as of September 30, 2026 and December 31, 2025, respectively	(228,753)	(48,226)
Additional paid-in capital	1,078,166	1,050,518
Accumulated other comprehensive income	37	3,162
Retained earnings	425,817	175,912
Total Stockholders’ Equity	1,275,368	1,181,467
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$5,152,385	$5,119,621
1 Includes $390.3 million and $349.1 million from a related party as of September 30, 2026 and December 31, 2025, respectively.
2 Includes no amounts from a related party as of September 30, 2026 and $64.2 million from a related party as of December 31, 2025.
3 Amounts in this line item are associated with a related party for all periods presented.
4 Includes $43.4 million and $28.6 million from a related party as of September 30, 2026 and December 31, 2025, respectively.
5 Includes $4.6 million and $1.8 million from a related party as of September 30, 2026 and December 31, 2025, respectively.
6 Includes $285.3 million and $128.9 million from a related party as of September 30, 2026 and December 31, 2025, respectively.
7 Includes $30.8 million and $26.3 million from a related party as of September 30, 2026 and December 31, 2025, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue[1]	$847,228	$725,106	$2,447,768	$1,793,641
Cost of revenue[2]	450,975	352,827	1,279,760	868,138
Gross profit	396,253	372,279	1,168,008	925,503
Selling, general and administrative expenses[3]	220,709	205,571	692,930	563,799
Distributor termination fees	3,481	246,707	88,768	246,707
Income (loss) from operations	$172,063	$(79,999)	$386,310	$114,997

Other (expense) income:
Interest income	4,287	4,847	10,957	16,731
Interest expense	(11,277)	(18,243)	(34,686)	(36,323)
Other, net[4]	(2,008)	5,364	7,549	7,022
Total other expense, net	(8,998)	(8,032)	(16,180)	(12,570)

Net income (loss) before provision for income taxes	163,065	(88,031)	370,130	102,427

Provision for income taxes	(36,109)	27,017	(77,783)	(19,167)
Net income (loss)	$126,956	$(61,014)	$292,347	$83,260

Dividends on convertible preferred stock[5]	(14,304)	(9,657)	(42,446)	(23,289)
Income allocated to participating preferred stock[5]	(13,118)	—	(28,888)	(5,272)
Net income (loss) attributable to common shareholders	$99,534	$(70,671)	$221,013	$54,699

Other comprehensive income:
Foreign currency translation (loss) gain, net of income tax	(298)	330	(3,125)	5,758
Comprehensive income (loss)	$99,236	$(70,341)	$217,888	$60,457

Earnings (loss) per share
Basic	$0.39	$(0.27)	$0.87	$0.22
Diluted	$0.39	$(0.27)	$0.86	$0.22
1 Includes $547.4 million and $1,501.4 million for the three and nine months ended September 30, 2026 respectively, and $257.0 million and $691.3 million for the three and nine months ended September 30, 2025, respectively, in each case from a related party.
2 Includes $0.1 million and $12.5 million for the three and nine months ended September 30, 2026 respectively, to a related party, and $0.8 million for the three and nine months ended September 30, 2025.
3 Includes $1.4 million and $5.2 million for the three and nine months ended September 30, 2026 respectively, and $2.4 million and $3.2 million for the three and nine months ended September 30, 2025, respectively, to a related party.
4 Includes $0.0 million and $10.6 million for the three and nine months ended September 30, 2026, respectively, from a related party, and $6.6 million amounts from a related party for the three and nine months ended September 30, 2025.
5 Amounts in this line item are associated with a related party for all periods presented.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP Net Income to non-GAAP Adjusted EBITDA and non-GAAP Adjusted EBITDA Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss) (GAAP measure)	$126,956	$(61,014)	$292,347	$83,260
Add back/(Deduct):
Net interest expense	6,990	13,396	23,729	19,592
Provision for income taxes	36,109	(27,017)	77,783	19,167
Depreciation and amortization expense	10,621	8,786	29,859	20,516
Non-GAAP EBITDA (loss)	180,676	(65,849)	423,718	142,535
Stock-based compensation[1]	8,714	7,384	26,905	18,847
Inventory Step-Up Adjustment	—	756	—	22,448
Reorganization Costs	1,512	—	1,512	482
Foreign exchange	1,006	1,258	1,995	(462)
Acquisition and Integration Costs[2]	1,618	15,322	9,179	54,289
Penalties[3]	—	—	—	710
Distributor Termination[4]	3,481	246,707	88,768	246,707
Legal Settlement Costs[5]	1,212	—	25,769	—
Information Technology Transition Costs[6]	414	—	414	—
Non-GAAP Adjusted EBITDA	$198,633	$205,578	$578,260	$485,556

Non-GAAP Adjusted EBITDA Margin	23.4%	28.4%	23.6%	27.1%
Reconciliation of GAAP diluted Earnings per share to non-GAAP Adjusted diluted Earnings per share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Diluted earnings (loss) per share (GAAP measure)	$0.39	$(0.27)	$0.86	$0.22
Add back/(Deduct):

Acquisition and Integration Costs[2]	0.01	0.05	0.03	0.20
Distributor Termination[4]	0.01	0.86	0.31	0.89
Inventory Step-Up Adjustment	—	—	—	0.08
Legal Settlement Costs[5]	—	—	0.09	—
Reorganization Costs[7]	0.01	—	0.01	—
Tax Impact[8]	(0.01)	(0.22)	(0.11)	(0.29)
Non-GAAP adjusted diluted earnings per share	$0.41	$0.42	$1.19	$1.10
6b7
16Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share units granted to our employees and directors and the discount provided under the employee stock purchase plan. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on the Company’s operating results.
27Fees and professional services related to acquisition and integration activity.
3 Accrued expense as of the three months ended March 31, 2025 related to contractual co-packer obligations.
4 Distributor termination expense.
5 2026 accrued expense for estimated liability in connection with certain ongoing litigation for the three months ended March 31, 2026 as well as for the three months ended September 30, 2026.
6 Information technology transition costs consists of expenses incurred related to the Company’s information technology transitions, primarily related to ERP system implementation. These expenses are related to temporary support and redundant expenses incurred from duplicative technology platforms, which are incremental costs directly associated with technology transitions and are not considered to be reflective of the ongoing expenses of operating the Company’s technology.
7 Represents severance and other related costs.
8 The total tax effect of the adjusted items for the three months ended September 30, 2026 was $(0.01) per diluted share and for the nine months ended September 30, 2026 was $(0.11) per diluted share, which includes the tax effect of deductible acquisition costs, information technology transition costs, distributor termination expense, reorganization costs, and legal settlement costs. Tax effects are determined based on the tax treatment of the related item, the incremental statutory rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income (loss).

Reconciliation of GAAP SG&A as a % of Revenue to non-GAAP Adjusted SG&A as a % of Revenue

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Sales and Marketing expense	$162,004	$147,831	$494,499	$379,569
Percentage of Revenue	19.1%	20.4%	20.2%	21.2%

General and Administrative expense	$58,705	$57,740	$198,431	$184,230
Percentage of Revenue	6.9%	8.0%	8.1%	10.3%
(Deduct):
Acquisition and Integration Costs[1]	(1,618)	(15,322)	(9,179)	(54,289)
Penalties[2]	—	—	—	(710)
Legal Settlement Costs[3]	(1,212)	—	(25,769)	—
Information Technology Transition Costs	(414)	$—	(414)	—
Reorganization Costs	(1,512)	$—	(1,512)	(482)
Non-GAAP Adjusted General and Administrative expense	$53,949	$42,418	$161,557	$128,749
Percentage of Revenue	6.4%	5.8%	6.6%	7.2%

Selling, General and Administrative expenses	$220,709	$205,571	$692,930	$563,799
Percentage of Revenue	26.1%	28.4%	28.3%	31.4%
(Deduct):
Acquisition and Integration Costs[1]	(1,618)	(15,322)	(9,179)	(54,289)
Penalties[2]	—	—	—	(710)
Legal Settlement Costs[3]	(1,212)	—	(25,769)	—
Information Technology Transition Costs[4]	(414)	—	(414)	—
Reorganization Costs[5]	(1,512)	—	(1,512)	(482)
Non-GAAP Adjusted SG&A	$215,953	$190,249	$656,056	$508,318
Percentage of Revenue	25.5%	26.2%	26.8%	28.3%

1 Fees and professional services related to acquisition and integration activity.
2 Accrued expense as of the three months ended March 31, 2025 related to contractual co-packer obligations.
3 2026 accrued expense for estimated liability in connection with certain ongoing litigation for the three months ended March 31, 2026 as well as for the three months ended September 30, 2026.
4 Information technology transition costs consists of expenses incurred related to the Company’s information technology transitions, primarily related to ERP system implementation. These expenses are related to temporary support and redundant expenses incurred from duplicative technology platforms, which are incremental costs directly associated with technology transitions and are not considered to be reflective of the ongoing expenses of operating the Company’s technology.
5 Represents severance and other related costs.

USE OF NON-GAAP MEASURES

Celsius defines Adjusted EBITDA as net income before net interest (expense) income, income tax expense (benefit), and depreciation and amortization expense, further adjusted by excluding stock-based compensation expense, foreign exchange gains or losses, distributor termination fees, legal settlement costs, reorganization costs, acquisition and integration costs, penalties, and inventory step-up adjustment. Adjusted EBITDA Margin is the ratio between the Company’s Adjusted EBITDA and net revenue, expressed as a percentage. Adjusted diluted earnings per share is GAAP diluted earnings per share net of add backs and deductions for distributor termination fees, legal settlement costs, reorganization costs, acquisition and integration costs, penalties, and inventory step-up adjustment. Adjusted SG&A is GAAP SG&A adjusted for acquisition costs, reorganization costs, IT transition costs, distributor termination fees, penalties and certain legal accruals. Adjusted SG&A as a % of revenue is the ratio between Adjusted SG&A and net revenue. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are non-GAAP financial measures.

Celsius uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that management does not consider indicators of Celsius’ operating performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue may also be used by many of Celsius’ investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. Celsius believes that the presentation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue, provides useful information to investors by allowing an understanding of measures that it uses internally for operational decision-making, budgeting and assessing operating performance.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Celsius’ results as reported under GAAP. Celsius strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue as defined by Celsius, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare Celsius’ use of these non-GAAP financial measures with those used by other companies.